EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Energy Exploration Technologies Inc. (the “Registrant”) of our report dated April 30, 2007 with respect to the consolidated balance sheet of the Registrant as of December 31, 2006 and the related consolidated statements of loss and comprehensive loss, cash flow and shareholders’ equity (deficit )  for the year then ended and our comments for US Readers on Canada-US Reporting Differences, which appear in the Annual Report on Form 20-F of the Registrant for the year ended December 31, 2006.

Chartered Accountants

Calgary, Canada

October 22, 2007

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